Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

Melinda A. Janik

Chief Financial Officer

Tel: +1-585-598-0031

Mark Maring

Investor Relations

Tel: +1-585-598-6874

GateHouse Media Announces First Quarter 2013 Results

First Quarter Highlights

•	Total digital revenue increased 14.9% for the quarter.

•	Total revenues for the first quarter were $110.9 million, down 6.0% from the prior year and down 5.7% on a same store basis.

•

Operating costs and SG&A expense declined $2.8 million from the prior year, or 2.6%, to $103.1 million. Adjusting for one-time items, operating costs and SG&A expense declined 1.8% from the prior year and core business operating costs and SG&A expenses declined $5.4 million, or 5.2%

•	As Adjusted EBITDA was $8.4 million for the whole company and $11.6 million on the core business, excluding investment in GateHouse Ventures growth initiatives.

•	Levered Free Cash Flow per share was ($0.14) versus ($0.03) for the prior year.

•	Excess cash flow payment of $6.6 million was made on long-term debt in March.

FAIRPORT, N.Y. May 2, 2013 - GateHouse Media, Inc. (the “Company” or “GateHouse Media”) (OTC Pink Sheets: GHSE), a leading multi-media company providing news and information to local communities, today reported financial results for the first quarter ended March 31, 2013. Total revenues were $110.9 million, a decrease of 6.0% versus the prior year. On a same store basis total revenues declined 5.7% compared to the prior year. Further, excluding the impact of the reduced Massachusetts foreclosure revenues due to recently enacted legislation, total revenues were down 4.5% to prior. As Adjusted EBITDA was $8.4 million. As Adjusted EBITDA on the core business, excluding new growth initiatives, was $11.6 million.

Commenting on GateHouse Media’s results, Michael E. Reed, Chief Executive Officer of GateHouse Media, said, “We continue to make strides in our new growth initiatives, particularly in the roll out of Propel Marketing, our digital solutions company. While still a small part of GateHouse, Propel’s new business pipeline is growing and revenues in the first quarter surpassed all of 2012 revenues, which contributed to our overall 14.9% digital growth. We are still making net investments in this initiative as we ramp up the business, which negatively impacted our year over year expense and profit comparisons in the quarter.

“Our total revenue on a same store basis, which was down 5.7% (4.5% decline excluding the particular Massachusetts foreclosure issue), continues to be impacted by heavy pressure on local print retail and classified advertising. These two categories combined account for 39% of our total revenue and 61% of our advertising revenue. Although we face continued secular pressures in these categories, we are also seeing particular softness in local retail print from reduced small business advertising spend. Currently our larger regional and national advertising spend is holding up well, as evidenced by our preprint revenues being flat to prior year. However, small businesses are holding back on spending. Classified revenues continued to be impacted by lower foreclosure revenue in Massachusetts, which accounted for 20% of our total revenue decline and 40% of our classified revenue decline. We will cycle this particular issue by the end of Q3. We also saw weaker employment advertising in the quarter. On a positive note, our preprint advertising has held up quite well and is flat year over year. In addition, digital advertising revenue grew by 14.9% in the quarter and circulation was also up slightly over the prior year.

“After adjusting for one-time and non-cash items, our operating expenses declined 1.8% on a same store basis compared to the prior year and if you adjust for our investments in new growth initiatives our core businesses expenses were down 5.2%. As Adjusted EBITDA was $8.4 million, a decline of $4.8 million compared to the prior year. Half of the decline was due to our investment in new growth initiatives. As Adjusted EBITDA in our core business was $11.6 million, a decline of $2.3 million compared to the prior year. And a significant portion of the core business EBITDA decline was the result of $1.5 million loss in foreclosure revenue in Massachusetts.

“Investing in and growing our new digital services platforms will continue to be a primary focus throughout 2013. And while our classified revenue has been impacted by the foreclosure issues in Massachusetts, we expect this to subside by the end of the third quarter and possibly reverse. We will remain focused on stabilizing our print advertising revenues while remaining diligent in our efforts to reduce core expenses. We continue to explore alternatives to strengthen our capital structure as we move closer to the August 2014 maturity date on our long-term debt.”

First Quarter 2013

Total revenues were $110.9 million for the quarter, a decline of 6.0% compared to the prior year and 5.7% on a same store basis. The same store results were driven by strong digital revenue growth of 14.9% offset by declines in print advertising. The improvement in digital revenue was driven primarily by increases from new growth initiatives, particularly Propel Marketing, and digital advertising in our core business. Total advertising revenue declined 9.6% on a same store basis as growth in digital advertising was more than offset by declines in local print and classified revenue, which were down 9.1% and 16.2%, respectively. Circulation revenue also increased slightly from the prior year.

Total operating and SG&A expenses in the quarter were $103.1 million, down 2.6% compared to the prior year and down 1.8% on a same store basis. The expense declines were primarily from lower compensation. Excluding investments made in new growth initiatives, operating and SG&A expenses declined $5.4 million, or 5.2%, on a same store basis.

Operating loss for the quarter was ($2.7) million compared to operating income of $0.6 million in the prior year. As Adjusted EBITDA for the quarter was $8.4 million, a decline of $4.8 million from the prior year. Both the decline in Operating income and As Adjusted EBITDA are primarily due to lower revenues and investments in growth initiatives partially offset by lower core operating expenses. Excluding new growth initiatives, core business As Adjusted EBITDA was $11.6 million, a decline of $2.3 million compared to the prior year.

Levered Free Cash Flow for the quarter was ($8.2) million. Adjusting for the timing of interest payments, Levered Free Cash Flow was ($5.9) million compared to ($1.8) million in the prior year. The decline is primarily due to the additional $2.4 million net investment made in new growth initiatives.

One-time costs incurred and other non-cash expenses in the quarter were $1.5 million, and related primarily to reorganization efforts and initiatives introduced to realize permanent expense reductions.

About GateHouse Media, Inc.

GateHouse Media, Inc., headquartered in Fairport, New York, is one of the largest publishers of locally based print and online media in the United States as measured by its 78 daily publications. GateHouse Media currently serves local audiences of approximately 10 million per week across 21 states through hundreds of community publications and local websites. GateHouse Media is traded in the over-the-counter market under the symbol “GHSE.”

For more information regarding GateHouse Media and to be added to our email distribution list, please visit www.gatehousemedia.com.

Non-GAAP Financial Measures

A non-GAAP financial measure is generally defined as one that purports to measure historical or future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measure. GateHouse Media defines and uses Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues, and Levered Free Cash Flow, non-GAAP financial measures, as set forth below. The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. In addition, because Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow are not measures of financial performance under GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented in this press release, may differ from and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow

The Company defines Adjusted EBITDA as income (loss) from continuing operations before interest, income tax expense (benefit), depreciation and amortization and other non-recurring or non-cash items. The Company defines As Adjusted EBITDA as Adjusted EBITDA before other non-cash items such as non-cash compensation, non-recurring integration and reorganization costs and Adjusted EBITDA from non-wholly owned subsidiaries. The Company defines As Adjusted Revenues as total revenues plus revenues of discontinued operations less revenues from non-wholly owned subsidiaries. The Company defines Levered Free Cash Flow as As Adjusted EBITDA less capital expenditures, cash taxes and interest expense, excluding non-wholly owned subsidiaries.

Management’s Use of Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow are not measurements of financial performance under GAAP and should not be considered in isolation or as alternatives to income from operations, net income (loss), cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. GateHouse Media’s management believes these non-GAAP measures, as defined above, are useful to investors for the following reasons:

•	Evaluating performance and identifying trends in day-to-day performance because the items excluded have little or no significance on its day-to-day operations;

•

Providing assessments of controllable expenses that afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance; and

•	Indicators for management to determine if adjustments to current spending decisions are needed.

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow provide GateHouse Media with measures of financial performance, independent of items that are beyond the control of management in the short-term, such as depreciation and amortization, taxation and interest expense associated with its capital structure. These metrics measure GateHouse Media’s financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA, As Adjusted EBITDA, As Adjusted

Revenues and Levered Free Cash Flow are some of the metrics used by senior management and the Board of Directors to review the financial performance of the business on a monthly basis. In addition, GateHouse Media’s management utilizes these metrics to evaluate the Company’s performance, along with other criteria, to determine the funds available for paying the quarterly dividend.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to various risks and uncertainties, including without limitation, statements relating to progress made by the Company in its integration efforts, growth in revenues and cash flow, on-line revenues, expense reduction efforts and potential acquisition and sale opportunities. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “would,” “project,” “predict,” “continue” or other similar words or expressions. Forward looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although the Company believes that the expectations reflected in such forward looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on the Company’s operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, the condition of the economy and the credit markets generally, the Company’s ability to maintain adequate liquidity and financing sources and an appropriate level of debt, the Company’s ability to maintain debt covenants, the Company’s ability to successfully grow digital revenues and audience and consumer revenues, the Company’s ability to successfully stabilize print revenues, the ability of the Company to successfully identify and develop new business ventures, the Company’s ability to close on a timely basis upon announced or contemplated transactions, unexpected liabilities arising from any transaction or that the Company will not receive the expected benefits from the transaction, the Company’s ability to generate sufficient cash flow to cover required interest and long-term obligations, the effect of the Company’s indebtedness and long-term obligations on its liquidity, the Company’s ability to integrate acquired assets and businesses, any increases in the price or reduction in the availability of newsprint, seasonal and other fluctuations affecting the Company’s revenues and operating results, any declines in circulation, the Company’s ability to obtain additional capital on terms acceptable to it, the Company’s ability to compete effectively in the local media industry, the Company’s success or failure in pursuing its digital business and related initiatives and strategic realignments and undertakings, increases in health costs, the Company’s vulnerability to economic downturns, regulatory changes or acts of nature in certain geographic areas, increases in competition for skilled personnel, a portion of the Company’s workforce being unionized, departure of key officers, increases in market interest rates, the cost and difficulty of complying with increasing and evolving regulation, and other risks detailed from time to time in the Company’s SEC reports, including but not limited to its most recent Annual Report on Form 10-K filed with the SEC under Commission File Number 001-33091. When considering forward- looking statements, readers should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are also cautioned not to place undue reliance on any of these forward-looking statements, which reflect management’s views as of the date of this press release. The factors discussed above and the other factors noted in the Company’s SEC filings could cause actual results to differ significantly from those contained in any forward-looking statement. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements and expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

and Comprehensive Income (Loss)

(In thousands, except share and per share data)

	Three months ended March 31, 2013	Three months ended April 1, 2012
Revenues:
Advertising	$71,389	$79,060
Circulation	32,749	32,964
Commercial printing and other	6,775	5,954

Total revenues	110,913	117,978
Operating costs and expenses:
Operating costs	65,376	68,752
Selling, general, and administrative	37,742	37,133
Depreciation and amortization	9,880	10,353
Integration and reorganization costs	217	1,122
(Gain) loss on sale of assets	393	(2)

Operating income (loss)	(2,695)	620
Interest expense	14,430	14,548
Amortization of deferred financing costs	261	340
(Gain) loss on derivative instruments	5	(834)
Other (income) expense	271	(8)

Loss from continuing operations before income taxes	(17,662)	(13,426)
Income tax benefit	—	(105)

Loss from continuing operations	(17,662)	(13,321)
Income (loss) from discontinued operations, net of income taxes	39	(55)

Net loss	(17,623)	(13,376)
Net loss attributable to noncontrolling interest	108	135

Net loss attributable to GateHouse Media	$(17,515)	$(13,241)

Loss per share:
Basic and diluted:
Loss from continuing operations attributable to GateHouse Media	$(0.30)	$(0.23)
Income (loss) from discontinued operations attributable to GateHouse Media, net of income taxes	—	—

Net loss attributable to GateHouse Media	$(0.30)	$(0.23)
Basic weighted average shares outstanding	58,051,607	58,013,362
Diluted weighted average shares outstanding	58,051,607	58,013,362

Comprehensive loss	$(10,036)	$(18,096)
Comprehensive loss attributable to noncontrolling interest	(108)	(135)

Comprehensive loss attributable to GateHouse Media	$(9,928)	$(17,961)

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share data)

	March 31, 2013	December 30, 2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$27,767	$34,527
Restricted cash	6,467	6,467
Accounts receivable, net of allowance for doubtful accounts of $2,300 and $2,456 at March 31, 2013 and December 30, 2012, respectively	48,634	54,692
Inventory	5,707	6,019
Prepaid expenses	4,783	5,815
Other current assets	8,599	8,215

Total current assets	101,957	115,735
Property, plant, and equipment, net of accumulated depreciation of $131,326 and $128,208 at March 31, 2013 and December 30, 2012, respectively	112,698	116,510
Goodwill	13,742	13,742
Intangible assets, net of accumulated amortization of $202,726 and $196,878 at March 31, 2013 and December 30, 2012, respectively	213,133	218,981
Deferred financing costs, net	1,458	1,719
Other assets	2,607	2,605
Assets held for sale	474	474

Total assets	$446,069	$469,766

Liabilities and Stockholders’ Deficit
Current liabilities:
Current portion of long-term liabilities	$713	$853
Current portion of long-term debt	—	6,648
Accounts payable	9,226	9,396
Accrued expenses	28,775	26,258
Accrued interest	2,898	4,665
Deferred revenue	25,878	25,217

Total current liabilities	67,490	73,037
Long-term liabilities:
Long-term debt	1,167,450	1,167,450
Long-term liabilities, less current portion	2,042	2,347
Derivative instruments	38,028	45,724
Pension and other postretirement benefit obligations	15,230	15,367

Total liabilities	1,290,240	1,303,925

Stockholders’ deficit:
Common stock, $0.01 par value, 150,000,000 shares authorized at March 31, 2013 and December 30, 2012; 58,313,868 issued, and 58,077,031 outstanding at March 31, 2013 and December 30, 2012	568	568
Additional paid-in capital	831,368	831,344
Accumulated other comprehensive loss	(45,055)	(52,642)
Accumulated deficit	(1,628,432)	(1,610,917)
Treasury stock, at cost, 236,837 shares at March 31, 2013 and December 30, 2012	(310)	(310)

Total GateHouse Media stockholders’ deficit	(841,861)	(831,957)
Noncontrolling Interest	(2,310)	(2,202)

Total stockholders’ deficit	(844,171)	(834,159)

Total liabilities and stockholders’ deficit	$446,069	$469,766

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

(In thousands)

	Three months ended March 31, 2013	Three months ended April 1, 2012
Cash flows from operating activities:
Net loss	$(17,623)	$(13,376)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	9,880	10,552
Amortization of deferred financing costs	261	340
(Gain) loss on derivative instrument	5	(834)
Non-cash compensation expense	24	25
Gain (loss) on sale of assets	402	(2)
Pension and other postretirement benefit obligations	(215)	(96)
Goodwill impairment	—	216
Changes in assets and liabilities:
Accounts receivable, net	5,857	8,401
Inventory	312	9
Prepaid expenses	1,032	4,415
Other assets	(386)	(1,557)
Accounts payable	(170)	73
Accrued expenses	2,219	1,232
Accrued interest	(1,767)	22
Deferred revenue	661	361
Other long-term liabilities	(305)	(275)

Net cash provided by operating activities	187	9,506

Cash flows from investing activities:
Purchases of property, plant, and equipment	(442)	(514)
Proceeds from sale of publications, other assets and insurance	143	147

Net cash used in investing activities	(299)	(367)

Cash flows from financing activities:
Repayments under current portion of long-term debt	(6,648)	(4,600)

Net cash used in financing activities	(6,648)	(4,600)

Net (decrease) increase in cash and cash equivalents	(6,760)	4,539
Cash and cash equivalents at beginning of period	34,527	19,212

Cash and cash equivalents at end of period	$27,767	$23,751

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

As Adjusted EBITDA

(In thousands)

	Three months ended March 31, 2013	Three months ended April 1, 2012
Loss from continuing operations	$(17,662)	$(13,321)
Income tax benefit	—	(105)
(Gain) loss on derivative instruments (1)	5	(834)
Amortization of deferred financing costs	261	340
Interest expense	14,430	14,548
Depreciation and amortization	9,880	10,353

Adjusted EBITDA from continuing operations	6,914	10,981
Non-cash compensation and other expense	1,058	816
Non-cash portion of postretirement benefits expense	(215)	(96)
Integration and reorganization costs	217	1,122
(Gain) loss on sale of assets	393	(2)
As adjusted EBITDA from discontinued operations	48	368

As Adjusted EBITDA	8,415	13,189
Net capital expenditures	(442)	(513)
Cash taxes	—	—
Interest paid	(16,151)	(14,489)

Levered Free Cash Flow	$(8,178)	$(1,813)

(1)	Non-cash loss on derivative instruments is related to interest rate swap agreements which are financing related and are excluded from Adjusted EBITDA.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

As Adjusted Revenues

(In thousands)

	Three months ended March 31, 2013	Three months ended April 1, 2012
Total revenues from continuing operations	$110,913	$117,978
Revenues from non-wholly owned subsidiary	(331)	(767)

As Adjusted Revenues	$110,582	$117,211